Exhibit 10.2

Confidential

STOCKHOLDER VOTING AGREEMENT

by and among

CF FINANCE ACQUISITION CORP. II

and certain

STOCKHOLDERS OF VIEW, INC.

Dated as of November 30, 2020

STOCKHOLDER VOTING AGREEMENT

This STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2020, by and among the persons identified on Schedule I hereto (each, a “Stockholder” and collectively the “Stockholders”) and CF Finance Acquisition Corp. II, a Delaware corporation (“Acquiror”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the date of this Agreement (as amended from time to time, the “Merger Agreement”) by and among Acquiror, PVMS Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”) and View, Inc., a Delaware corporation (the “Company”).

WHEREAS, each Stockholder owns the number and class(es) of shares of Company Capital Stock, par value $0.0001 per share of the Company set forth next to the name of such Stockholder on Schedule I (collectively, together with all other securities of the Company that such Stockholder purchases or otherwise acquires beneficial or record ownership of or becomes entitled to vote during the Restricted Period (as defined below), including by reason of any stock split, stock dividend, distribution, reclassification, recapitalization, conversion or other transaction, or pursuant to the vesting of restricted stock units or the exercise of options or warrants to purchase such shares or rights, the “Stockholder Shares”);

WHEREAS, the board of directors of the Company has approved this Agreement and the execution, delivery and performance thereof by the parties hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, Merger Sub, and the Company are entering into the Merger Agreement, which provides for, among other things, the merger of Merger Sub with and into the Company (with the Company surviving such merger as a wholly-owned subsidiary of Acquiror) upon the terms and subject to the conditions set forth therein (the “Merger”);

WHEREAS, obtaining the Company Written Consent is a condition precedent to the consummation of the Merger; and

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into the Merger Agreement, Acquiror has required each Stockholder to enter into this Agreement and a Lock-Up Agreement entered into concurrently herewith.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Covenants of the Stockholders.

(a) During the period beginning on the date of this Agreement and ending on the earlier of (x) the Effective Time and (y) the date on which the Merger Agreement is validly terminated in accordance with its terms (such period, the “Restricted Period”), each Stockholder hereby agrees:

(i) (A) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, at which the Merger Agreement and other related agreements (or any amended version thereof) or such other related actions, are submitted for the consideration of the stockholders of the Company, unless otherwise directed in writing by Acquiror, to vote, or to cause the voting of, the Stockholder Shares in favor of: (1) the approval and adoption of the Merger Agreement; and (2) the Merger and the other Transactions and all agreements related to the Merger (including the Ancillary Agreements to which the Company or any of its Subsidiaries is a party); and (B) promptly, but in no event later than five (5) Business Days, after the registration statement filed with the SEC on Form S-4 is declared effective, to execute and deliver the Company Written Consent; and

(ii) (A) at each such meeting, and at any adjournment or postponement thereof, and in any such action by written consent, to vote, or to cause the voting of, the Stockholder Shares against (other than pursuant to, or in furtherance of, the Merger and the other Transactions): (1) any action, proposal, transaction or agreement that is intended or that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, prevent or delay the consummation of, or otherwise adversely affect, the Merger or any of the other Transactions, including: (aa) any Alternative Transaction and any action required or desirable in furtherance thereof; (bb) any Acquisition Proposal and any action required or desirable in furtherance thereof; (cc) any change in a majority of the board of directors of the Company existing as of the date of this Agreement; (dd) any change in the present capitalization or dividend policy of the Company or any of its Subsidiaries or any amendment or other change to the Company’s certificate of incorporation or bylaws or the organizational documents of any Subsidiary of the Company (other than as expressly contemplated in or permitted by the Merger Agreement), except if approved in writing by Acquiror; or (ee) any other change in the corporate structure or fundamental change to the business of the Company or any of its Subsidiaries, except if approved in writing by Acquiror, (2) any other action made in opposition to the adoption of the Merger Agreement or inconsistent with the Merger and the other Transactions (or with the Ancillary Agreements to which the Company or any of its Subsidiaries is a party), (3) any action, proposal, transaction or agreement that, would reasonably be expected to result in a material breach of any covenant, agreement, representation or warranty of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement, (4) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VIII of the Merger Agreement not being fulfilled and (5) any action that would preclude Acquiror from filing with the SEC a registration statement on Form S-4 as contemplated by the Merger Agreement; and (B) not to approve or otherwise consent to any matter referred to in any of sub-clauses (1) through (5) of the preceding clause (A); provided, that as of the effective date of the Merger, no amendment, modification or waiver of the Merger Agreement that has not been approved by such Stockholder shall have occurred that would reasonably be expected to adversely affect the economic benefits that such Stockholder would reasonably expect to receive pursuant to the Merger other than in a de minimis amount.

Notwithstanding anything to the contrary in this Section 1(a), this Section 1(a) shall not apply to (i) any proposal submitted to any of the Stockholders holding the number of shares of Company Capital Stock required by the terms of Section 280G(b)(5)(B) of the Code, whether at a meeting or in an action by written consent, to render the parachute payment provisions of Section 280G inapplicable to any and all payments or benefits provided pursuant to any employee benefit plan or other Company Contracts (as defined below) that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code or (ii) any actions requested by or consented to by Acquiror.

(b) During the Restricted Period, each Stockholder shall not, and shall cause such Stockholder’s Affiliates not to, directly or indirectly, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any View Company to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any View Company in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into, or encourage any View Company to enter into, any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction.

(c) Each Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived, any rights to seek appraisal, rights of dissent or any similar rights in connection with the Merger Agreement and the Merger, including under Section 262 of the Delaware General Corporation Law (the “DGCL”), that such Stockholder may have with respect to the Stockholder Shares owned beneficially or of record by such Stockholder.

(d) Subject to and conditioned upon the Closing, each Stockholder hereby agrees to terminate, effective immediately prior to the Effective Time, to the extent such Stockholder is a party thereto, (i) (A) that certain Eighth Amended and Restated Investors’ Rights Agreement in respect of the Company, dated as of November 21, 2018, as amended and/or restated from time to time, (B) that certain Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement in respect of the Company, dated as of November 21, 2018, as amended and/or restated from time to time, and (C) that certain Tenth Amended and Restated Voting Agreement in respect of the Company, dated as of November 21, 2018, as amended and/or restated from time to time (the “Voting Agreement”), and (ii) if applicable to such Stockholder, any rights under any side letter between such Stockholder and the Company.

Section 2 Irrevocable Proxy. Each Stockholder hereby revokes any proxies that such Stockholder has heretofore granted with respect to such Stockholder’s Stockholder Shares (other than pursuant to Section 9(h) of the Voting Agreement), hereby irrevocably constitutes and appoints Acquiror as attorney-in-fact and proxy in accordance with the DGCL for and on such Stockholder’s behalf, for and in such Stockholder’s name, place and stead, in the event that such Stockholder fails to comply in any material respect with his, her or its obligations hereunder in a timely manner, to vote the Stockholder Shares of such Stockholder and grant all written consents thereto, in each case in accordance with the provisions of Sections 1(a)(i) and (ii) and represent and otherwise act for such Stockholder in the same manner and with the same effect as if such Stockholder were personally present at any meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable (and, with respect to any Stockholder that is an individual, as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder) until the end of the Restricted Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 6.13. Each Stockholder authorizes such attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution by Acquiror of the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 1. The irrevocable proxy set forth in this Section 2 is executed and intended to be irrevocable. Each Stockholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to Acquiror in this Agreement.

Section 3 Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Acquiror, severally and not jointly, as follows:

3.1. Authorization. If such Stockholder is an individual, such Stockholder has all requisite capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Stockholder is not an individual, such Stockholder (a) is a corporation, partnership, limited liability company, trust or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (b) has all requisite power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (c) the execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of any such Stockholder or such Stockholder’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due execution and delivery by Acquiror, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

3.2. Consents and Approvals; No Violations.

(a) With the exception of any notification or approval that the Company or such Stockholder is required to provide under the terms of any applicable Laws, as set forth on Schedule II hereto, the execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority or Nasdaq on the part of such Stockholder.

(b) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of such Stockholder if such Stockholder is not an individual, (ii) conflict with or violate, in any respect, any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which any of such Stockholder’s properties or assets are bound or any Governmental Order or Law applicable to such Stockholder or such Stockholder’s properties or assets, or (iv) result in the creation of a Lien on any property or asset of such Stockholder, except in each case as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to timely perform its obligations hereunder or to timely consummate the transactions contemplated hereby.

3.3. Ownership of Stockholder Shares. Such Stockholder (a) has good and valid title to and holds of record all of the Stockholder Shares listed next to the name of such Stockholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws or as would not otherwise restrict the performance of any of such Stockholder’s obligations pursuant to this Agreement), (b) has the sole voting power with respect to such Stockholder Shares and (c) has not entered into any voting agreement (other than this Agreement and the Voting Agreement) with or granted any Person any proxy (revocable or irrevocable) with respect to such Stockholder Shares (other than this Agreement and Section 9(h) of the Voting Agreement) (except as would not otherwise restrict the performance of any of such Stockholder’s obligations pursuant to this Agreement). Except as set forth on Schedule I, neither such Stockholder nor any family member of such Stockholder (if such Stockholder is an individual) nor any of the Affiliates of such Stockholder or of such family member of such Stockholder (or any trusts for the benefit of the foregoing) owns, of record or beneficially, or has the right to acquire any securities of the Company. With respect to any written consent of the stockholders of the Company referred to in clause (B) of Section 1(a)(i), such Stockholder or such Stockholder’s Permitted Transferee (as defined hereinafter) will be the sole record and beneficial owner of all of the Stockholder Shares listed next to the name of such Stockholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws or as would not otherwise restrict the performance of any of such Stockholder’s obligations pursuant to this Agreement), except with respect to any Stockholder Shares transferred pursuant to a Permitted Transfer (as defined hereinafter).

3.4. Contracts with Company. Except for (a) the Contracts set forth in Section 1(d) of this Agreement, (b) any Contract listed in Schedules 3.5(f) and 3.18 of the Company Disclosure Letter and (c) any agreement pursuant to which such Stockholder purchased or received any Stockholder Shares, Company Options or Company Warrants which was shared with Acquiror in the Company’s virtual data room for the Merger and the Transactions, neither such Stockholder nor any family member of such Stockholder (if such Stockholder is an individual) nor any of the Affiliates of such Stockholder or of such family member of such Stockholder is a party to any Contract with the Company and/or any of its Subsidiaries.

3.5. Independent Advice. Such Stockholder has carefully reviewed the Merger Agreement and the other documentation relating to the Merger and the Transactions (including the Ancillary Agreements to which the Company or any of its Subsidiaries is a party), and has had an opportunity to discuss the Merger Agreement, such other documentation (including the Ancillary Agreements to which the Company or any of its Subsidiaries is a party) and this Agreement with legal, financial and tax advisors of his, her or its own choosing.

Section 4 No Transfers.

(a) Each Stockholder hereby agrees not to, during the Restricted Period, Transfer (as defined below), or cause to be Transferred, any Stockholder Shares, Company Options or Company Warrants owned of record or beneficially by such Stockholder, or any voting rights with respect thereto (“Subject Securities”), or enter into any Contract with respect to conducting any such Transfer. Each Stockholder hereby authorizes Acquiror to direct the Company to impose stop, transfer or similar orders to prevent the Transfer of any Subject Securities on the books of the Company in violation of this Agreement. Any Transfer or attempted Transfer of any Subject Securities in violation of any provision of this Agreement shall be void ab initio and of no force or effect.

(b) “Transfer” means (i) any direct or indirect sale, tender pursuant to a tender or exchange offer, assignment, encumbrance, disposition, pledge, hypothecation, gift or other transfer (by operation of law or otherwise), either voluntary or involuntary, of any capital stock, options or warrants or any interest (including any beneficial ownership interest) in any capital stock, options or warrants (including the right or power to vote any capital stock) or (ii) in respect of any capital stock, options or warrants or interest (including any beneficial ownership interest) in any capital stock, options or warrants to directly or indirectly enter into any swap, derivative or other agreement, transaction or series of transactions, in each case referred to in this clause (ii) that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, such capital stock, options or warrants and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock, options or warrants or interest (including any beneficial ownership interest) in capital stock, options or warrants whether any such transaction, swap, derivative or series of transactions is to be settled by delivery of securities, in cash or otherwise. A “Transfer” shall not include the transfer of Subject Securities by a Stockholder to such Stockholder’s estate, such Stockholder’s immediate family, to a trust for the benefit of such Stockholder’s family, by will, other testamentary document or under the laws of intestacy upon the death of such Stockholder or to an Affiliate of such Stockholder (each such transferee a “Permitted Transferee” and each such transfer, a “Permitted Transfer”). As a condition to any Permitted Transfer, the applicable Permitted Transferee shall be required to evidence in a writing such Transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder (such a writing, a “Joinder”). References to “the parties hereto” and similar references shall be deemed to include any later party signing a Joinder.

(c) Each Stockholder hereby agrees not to, and not to permit any Person under such Stockholder’s control to deposit any of such Stockholder’s Stockholder Shares in a voting trust or subject any of the Stockholder Shares owned beneficially or of record by such Stockholder to any arrangement with respect to the voting of such Stockholder Shares other than agreements entered into with Acquiror or Merger Sub.

Section 5 Waiver and Release of Claims. Each Stockholder covenants and agrees, severally with respect to such Stockholder only and not with respect to any other Stockholder, as follows:

(a) Effective as of the Closing, subject to the limitations set forth in paragraph (c) below, each Stockholder, on behalf of such Stockholder and his, her or its Affiliates (or, solely with respect to SVF Excalibur (Cayman) Limited, such Stockholder’s controlled Affiliates) and his, her or its respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge each of the Company, Acquiror, Merger Sub, CF Finance Holdings II, LLC and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, Subsidiaries and (except with respect to Acquiror, Merger Sub and CF Finance Holdings II, LLC) Affiliates, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”), including any and all Claims arising out of or relating to (i) the Stockholder’s capacity as a current or former stockholder, officer or director, manager, employee or agent of the Company or any of its predecessors or Affiliates (or its capacity as a current or former trustee, director, officer, manager, employee or agent of any other entity in which capacity he is or was serving at the request of the Company or any of its Subsidiaries) or (ii) any Contract with the Company or any of its Subsidiaries entered into or established prior to the Closing, including any stockholders agreements, equity purchase agreements or previous noncompetition agreements (the “Company Contracts”), with the effect that, without derogating from Section 1(d), any such Company Contract, including any provision purporting to survive termination of such Company Contract and without regard to any notice requirement thereunder, is hereby terminated in its entirety with respect to such Stockholder.

(b) Each Stockholder acknowledges that he, she or it may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of this Agreement, and that he, she or it may hereafter come to have a different understanding of the law that may apply to potential claims which he, she or it is releasing hereunder, but he, she or it affirms that, except as is otherwise specifically provided herein, it is his, her or its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, each of the Stockholders acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Each Stockholder knowingly and voluntarily waives and releases any and all rights and benefits he, she or it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each Stockholder understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives such Stockholder the right not to release existing claims of which the Stockholder is not aware, unless the Stockholder voluntarily chooses to waive this right. Having been so apprised, each Stockholder nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 5, in each case, effective at the Closing. Each Stockholder acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 5 and that, without such waiver, Acquiror would not have agreed to the terms of this Agreement.

(c) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, no Stockholder releases or discharges, and each Stockholder expressly does not release or discharge, any Claims: (i) that arise under or are based upon the terms of the Merger Agreement, any of the Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; or (ii) for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of the Company or any of its Subsidiaries with respect to such Stockholder, any of its Affiliates or their respective designated members of the board of directors of the Company or any of its Subsidiaries solely to the extent set forth in Section 5.4 of the Merger Agreement.

(d) Notwithstanding the foregoing provisions of this Section 5, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Section 6 General.

6.1. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

If to Acquiror:

CF Finance Acquisition Corp. II

110 East 59th Street

New York, New York 10022

Email: CFFinanceII@cantor.com

Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention: Kenneth A. Lefkowitz
Facsimile: +1 212 299-6557
Email: ken.lefkowitz@hugheshubbard.com

If to a Stockholder, at such Stockholder’s address set forth on Schedule I.

6.2. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

6.3. Entire Agreement. This Agreement, including the documents and the instruments referred to herein, together with the Merger Agreement and each Ancillary Agreement to which a Stockholder is a party constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement, the Merger Agreement and each Ancillary Agreement to which a Stockholder is a party.

6.4. Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

6.5. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

6.6. Failure or Delay Not Waiver; Remedies Cumulative. No provision of this Agreement may be waived except by a written instrument signed by the party against whom such waiver is to be effective. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay on the party of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

6.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any Stockholder without the prior written consent of Acquiror. Acquiror may assign its rights, interests or obligations under this Agreement to any of its Affiliates in conjunction with a valid assignment of its rights, interests or obligations under the Merger Agreement. Any purported assignment in violation of the preceding two sentences shall be null and void ab initio. Subject to this Section 6.7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

6.8. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

6.9. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

6.10. Costs and Expenses. Each party to this Agreement will pay his, her or its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

6.11. No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as provided otherwise in Section 2, no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Effective Time, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 6.11.

6.12. Publicity.

(a) All press releases or other public communications of any Stockholder relating to this Agreement and the Transactions shall be subject to the prior written approval of Acquiror, which approval shall not be unreasonably withheld by any party; provided, that no Stockholder shall be required to obtain consent pursuant to this Section 6.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 6.12(a) by (i) such Stockholder or (ii) to such Stockholder’s knowledge, any other party to this Agreement.

(b) The restriction in Section 6.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Stockholder making the announcement shall use its reasonable efforts to consult with Acquiror in advance as to its form, content and timing.

6.13. Termination. This Agreement shall terminate at the conclusion of the Restricted Period; provided, however, that no termination of this Agreement shall relieve or release any Stockholder from any obligations or liabilities arising out of such Stockholder’s breaches of this Agreement prior to such termination.

6.14. Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in such Stockholder’s capacity as a director (including “director by deputization”), officer or employee of the Company, if applicable. Nothing herein shall be construed to limit or affect any actions or inactions by such Stockholder or any representative of Stockholder, as applicable, serving as a director of the Company or any Subsidiary of the Company, acting in such person’s capacity as a director of the Company or any Subsidiary of the Company (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors of the Company with respect to the Merger and the other Transactions).

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Voting Agreement as of the date first written above.

CF FINANCE ACQUISITION CORP. II

By:
Name:
Title:

[Signature Page to Stockholder Voting Agreement]

[STOCKHOLDER]

[Signature Page to Stockholder Voting Agreement]

SCHEDULE I

Stockholder & Notice Address	Shares and Class of Company Capital Stock	Company Options	Company Warrants (by class)	Beneficial or Record Ownership
SVF Excalibur (Cayman) Limited 69 Grosvenor Street London, 31K 3JP, United Kingdom	Common: 24,477,839 Series H: 2,500,000,000	N/A	N/A	2,524,477,839
Madrone Entities 3000 Sand Hill Road Building 1, Suite 150 Menlo Park, CA 94025
Madrone Partners, L.P.	Common: 5,220,144 Series A: 196,523 Series B: 7,916,667 Series E: 105,124,951 Series G: 954,021,298 Series H: 8,522,728	N/A	Series H: 44,969,566	1,125,971,877
View Stakeholders, LLC	Series C: 7,903,779 Series D: 16,434,261 Series E: 69,989,637 Series F: 862,183	N/A	N/A	95,189,860
Guardians of New Zealand Superannuation Level 12, Jarden House 21 Queen Street Auckland 1010, New Zealand	Common: 5,220,143 Series A: 196,524 Series B: 7,916,666 Series F: 130,159,487 Series G: 848,148,908	N/A	Series H: 16,235,754	1,007,877,482

Rao Mulpuri 21142 Sarahills Drive Saratoga, CA 95070	Common: 10,021,783	554,330,069	N/A	564,351,852
Vidul Prakash 832 Nash Rd Los Altos, CA 94024	N/A	50,000,000	N/A	50,000,000
Rahul Bammi 1840 Grant Park Lane Los Altos, CA 94024	N/A	94,421,803	N/A	94,421,803
Martin Neumann 1780 Baynard Loop E Germantown, TN 38139	N/A	21,485,000	N/A	21,485,000
Nitesh Trikha 2731 Huff Drive Pleasanton, CA 94588	N/A	18,500,000	N/A	18,500,000
Sridhar Kailasam 41429 Paseo Padre Parkway Fremont, CA 94539	Common: 350,000	21,400,000	N/A	21,750,000
Anshu Pradhan 520 Hunters Mill Cove Collierville, TN 38017	Common: 425,000	21,500,000	N/A	21,925,000
William Krause 350 Edinburgh Circle Danville, CA 94526	N/A	13,500,000	N/A	13,500,000
Harold Hughes 27035 Old Trace Lane Los Altos Hill, CA 94022	N/A	12,000,000	N/A	12,000,000
Tom Leppert 2 Bretton Woods Way Dallas, TX 75220	N/A	12,250,000	N/A	12,250,000
William Veghte 1015 Lemon Street Menlo Park, CA 94025	N/A	10,000,000	N/A	10,000,000
Total	Common: 45,714,909 Series A: 393,047 Series B: 15,833,333 Series C: 7,903,779 Series D: 16,434,261 Series E: 175,114,588 Series F: 131,021,670 Series G: 1,802,170,206 Series H: 2,508,522,728	829,386,872	Series H: 61,205,320	5,593,700,713